SONA DEVELOPMENT CORP. FILES FORM 8-K TO ANNOUNCE NAME CHANGE; ADOPTING NEW NAME AS SIBLING ENTERTAINMENT GROUP HOLDINGS, INC. TO REFLECT NEW THEATRICAL, FILM, MUSIC FOCUS

NEW YORK CITY, NY, May 18, 2007—Sona Development Corp. [SDVC: OTCBB] (the “Company”) filed a Certificate of Amendment with the State of Texas on May 14, 2007 changing its name to Sibling Entertainment Group Holdings, Inc. The Company filed a Form 8K with the Securities and Exchange Commission announcing the name change on May 18, 2007.

The name change has been effectuated in anticipation of the pending acquisition of Sibling Entertainment Group, Inc., an entertainment development and production company based in New York City. The Company will file an application with the National Association of Securities Dealers for a new ticker symbol.

Note to Editor:
On June 28, 2006, the Company entered into an Agreement of Acquisition and Plan of Reorganization with Sibling Entertainment Group, Inc. (“Sibling”). The Agreement provides for the acquisition of Sibling’s subsidiaries. Sibling is an entertainment development and production company based in New York City that finances, develops and produces plays and musicals for the live stage, independent feature films and other entertainment projects through four wholly-owned subsidiaries: Sibling Theatricals, Inc.; Sibling Properties Inc.; Sibling Pictures, Inc.; and Sibling Music Corp. The shareholders of the Company approved such acquisition on February 9, 2007. However the closing of the transaction is subject to the Company filing a Form S-4 registration statement and the SEC declaring it effective.

Safe Harbor: This press release may contain forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Sibling Entertainment Group Holdings, Inc. (formerly known as Sona Development Corp.) is subject to risks detailed from time to time in its publicly filed documents available at www.sec.gov. Sibling Entertainment Group Holdings, Inc. does not undertake to update any forward-looking statements that it may make to conform to actual results.

Contact for Additional Information: Richard Coyle 201-956-7556 and richardjcoyle@yahoo.com.